MGP INGREDIENTS REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2015 RESULTS
Full Year Operating Income Increases 98%
ATCHISON, Kan.,     March 10, 2016 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the fourth quarter and full year periods ended December 31, 2015.
2015 full year highlights

•	Net sales increased 4.5% to $327.6 million.

•	Gross profit increased 105.9% to $58.5 million.

•	Gross margin improved 8.8 percentage points to 17.9%.

•	Operating income increased 97.7% to $32.9 million. 2014 operating income of $16.6 million included an $8.3 million insurance settlement gain.

•	Net income increased 10.6% to $26.2 million.

•	Earnings per share increased 12.1% to $1.48.

For the fourth quarter of 2015, net sales increased 6.8% to $81.5 million. Gross profit improved $9.7 million to $15.8 million. Gross margin increased 11.4 percentage points to 19.3% of net sales. Operating income was $10.1 million, compared to $8.2 million in the same period a year ago. Fourth quarter 2014 operating income included an insurance settlement gain of $7.1 million. The ICP joint venture contributed $0.1 million in the 2015 fourth quarter, compared with $2.9 million in the fourth quarter of 2014. Net income declined $1.1 million to $6.5 million, reflecting year-over-year comparison with the 2014 insurance gain, lower results in ICP, and a higher tax rate. Fourth quarter earnings per share were $0.38.
“We are very pleased with our results this year,” said Gus Griffin, president and CEO of MGP. “We continue to make great progress in the implementation of our strategic plan. That plan, combined with recent investments, has us strongly positioned to benefit from longer term macro consumer trends.”

Distillery Products Segment - Full Year Gross Profit Rises 127%
In 2015, net sales for the Distillery Products segment increased 5.3% to $270.2 million. Net sales growth was driven by a 10.5% increase in Food Grade alcohol, which includes beverage alcohol. Gross profit rose to $50.7 million, or 18.7% of net sales, compared with $22.3 million, or 8.7% of net sales in 2014. The improvement in gross profit was due to the continuing sales mix shift to premium spirits, higher selling prices as well as lower raw material costs.
For the fourth quarter, net sales for the Distillery Products segment increased 9.8% to $68.7 million. Gross profit rose to $15.2 million, or 22.1% of net sales, compared with $4.2 million, or 6.7% of net sales in the fourth quarter of 2014.
“We are starting to see the benefits of our targeted investments, which should ensure that we can fully support the growth of the whiskey category,” Griffin noted. “Strong tailwinds for our business include spirits gaining share from beer, the continued strong demand for bourbon and rye whiskeys, and the overall premiumization of the beverage alcohol industry.”

Ingredient Solutions - Full Year Gross Profit Increases 29%
In 2015, net sales for the Ingredient Solutions segment increased 0.9% to $57.4 million. Net sales growth was driven by higher sales of specialty wheat starches which were up 6.3%. Gross profit rose to $7.9 million, or 13.7% of net sales, compared with $6.1 million, or 10.7% of net sales in 2014. Gross profit improved due to stronger product sales mix as well as lower raw material costs.
For the 2015 fourth quarter, net sales for the Ingredient Solutions segment decreased 7.1% to $12.8 million. Gross profit was $0.6 million compared with $1.8 million in the fourth quarter of 2014.
“Our Ingredients Solutions segment had a very strong year overall, but slower growth rates in the second half indicate that realizing the long-term potential for this segment may occur at a slower pace,” Griffin said.
Other
Corporate selling, general and administrative expenses were $25.7 million for 2015 compared to $20.1 million in 2014, primarily due to an increase in professional fees, incentive compensation, and personnel and other costs.
MGP received joint venture equity method investment earnings of $6.1 million in 2015, primarily from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP joint venture income was $3.9 million below the prior year as ICP faced less favorable market conditions.
Earnings per share were $1.48 for the full year 2015, compared with $1.32 for the full year 2014. Strong results from operations were partially offset by a higher tax rate, the absence of insurance recovery that occurred in 2014, and reduced income from ICP.
2016 and Long Term Guidance
MGP is providing guidance for 2016 and beyond as follows:

•	Operating income is expected to increase by a compound annual growth rate in the ten to fifteen percent range over the next three years.

•	2016 net sales percentage growth is expected to accelerate into the high single digits.

•	2016 gross margin gains are expected to be moderate following strong 2015 improvement.

•	2016 effective tax rate is forecast to be 35% and shares outstanding are expected to be approximately 16.7 million, reflecting the benefit of the 2015 share repurchase.

•	Due to challenging and volatile conditions in the fuel ethanol market, ICP's 2015 level of profitability may not be sustainable in 2016.

Conclusion
“The initial phase of our strategy has gone much faster than we anticipated, both in terms of producing financial results and the pace of implementation of key strategic initiatives,” said Griffin. “While we realized many of the immediate opportunities in 2015, we are very confident that we are building a strong team and making the necessary investments to enable us to deliver against our longer term potential. As our business grows, there will be some inherent quarter-to-quarter volatility due to product and customer mix, but we believe that sustained long-term growth will be the underlying trend.”

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015.
For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Shanae Randolph
913-367-1480 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in Full Year Diluted Earnings per Share

	Basic and Diluted EPS	Change
Basic and diluted earnings (loss) per share for 2014	$1.32
Change in operations(a)	1.30	98.5	pp(b)
Change in insurance recoveries(a)	(0.44)	(33.3)	pp
Change in equity method investments(a)	(0.21)	(15.9)	pp
Change in interest expense(a)	0.01	0.7	pp
Change in weighted average shares outstanding(c)	0.02	1.5	pp
Change in effective tax rate	(0.52)	(39.4)	pp
Basic and diluted earnings (loss) per share for 2015	$1.48	12.1%

(a)	Changes are net of tax based on the effective tax rate for the base year.

(b)	Percentage points ("pp").

(c)
Weighted average shares outstanding change primarily due to the vesting of employee restricted stock units, the granting of Common Stock to directors, the purchase of vested stock by the Company from employees to pay withholding taxes, and repurchases by the Company of Common Stock. In September 2015, our Board of Directors authorized the purchase of 950,000 shares of our Common Stock in a privately negotiated transaction with F2 SEA Inc., an affiliate of SEACOR Holdings Inc. pursuant to a Stock Repurchase Agreement. On September 1, 2015, we completed this purchase. SEACOR Holdings, Inc. is the 70 percent owner of ICP, the Company's 30 percent equity method investment.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended		Year Ended
(Dollars in thousands, except per share)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Sales	$85,072	$83,901	$345,887	$338,352
Less: excise taxes	3,563	7,576	18,283	24,949
Net sales	81,509	76,325	327,604	313,403
Cost of sales	65,754	70,314	269,071	284,972
Gross profit	15,755	6,011	58,533	28,431
Selling, general and administrative expenses	5,681	4,897	25,683	20,101
Insurance recoveries	—	(7,067)	—	(8,290)
Other operating costs and losses on sale of assets	—	—	—	1
Operating income	10,074	8,181	32,850	16,619
Equity method investment earnings	92	2,850	6,102	10,137
Interest expense, net	(160)	(201)	(534)	(816)
Income before income taxes	10,006	10,830	38,418	25,940
Income tax expense	3,527	3,267	12,227	2,265
Net income	6,479	7,563	26,191	23,675
Other comprehensive income (loss), net of tax	(11)	(930)	232	(728)
Comprehensive income	$6,468	$6,633	$26,423	$22,947

Basic and diluted earnings per share(a)	$0.38	$0.42	$1.48	$1.32
Dividends and dividend equivalents per common share	$—	$—	$0.06	$0.05

(a)	Share information:	Quarter Ended		Year to Date Ended
		December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	Basic weighted average common shares	16,552,873	17,355,048	17,123,556	17,305,866
	Incremental shares from potential dilutive securities	—	553	—	—
	Diluted weighted average common shares	16,552,873	17,355,601	17,123,556	17,305,866

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2015	December 31, 2014	(Dollars in thousands)	December 31, 2015	December 31, 2014
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$747	$5,641	Current maturities of long-term debt	$3,345	$2,613
Receivables	30,670	32,672	Accounts payable	20,940	16,076
Inventory	58,701	34,441	Accounts payable to affiliate, net	2,291	3,333
Prepaid expenses	1,062	1,179	Accrued expenses	10,400	8,010
Deferred income taxes	—	7,924	Income taxes payable	685	—
Refundable income taxes	—	388	Other current liabilities	—	716
Total Current Assets	91,180	82,245	Total Current Liabilities	37,661	30,748
			Other Liabilities:
			Long-term debt, less current maturities	7,579	7,286
			Revolving credit facility	22,536	—
Property and equipment	229,914	198,176	Deferred credit	3,402	4,099
Less accumulated depreciation and amortization	(146,360)	(134,295)	Accrued retirement, health and life insurance benefits	4,136	4,420
Net Property, Plant			Other non current liabilities	79	—
and Equipment	83,554	63,881	Deferred income taxes	2,757	9,297
Equity method investments	18,563	12,373	Total Liabilities	78,150	55,850
Other assets	1,013	1,716	Stockholders’ equity	116,160	104,365
TOTAL ASSETS	$194,310	$160,215	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$194,310	$160,215